Exhibits 8.1 and 23.1

January 24, 2013

BMW Auto Leasing LLC
300 Chestnut Ridge Road
Woodcliff Lake, NJ 07677

Financial Services Vehicle Trust
300 Chestnut Ridge Road
Woodcliff Lake, NJ 07677

Re:          BMW Auto Leasing LLC
Financial Services Vehicle Trust
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BMW Auto Leasing LLC (the “BMW LLC”) in connection with the issuance by BMW Vehicle Lease Trust 2013-1 (the “Trust”) of $1,000,000,000 Asset-Backed Notes (the “Notes”) pursuant to a prospectus dated January 14, 2013 as supplemented by a prospectus supplement dated January 16, 2013 (the “Base Prospectus” and the “Prospectus Supplement,” respectively, and collectively the “Prospectus”).

A Registration Statement of BMW LLC on Form S-3 relating to the Notes (333-166296) was filed by BMW LLC with the Securities and Exchange Commission (the “Commission”) on April 26, 2010, as amended by Amendment No. 1 thereto filed on June 2, 2010, Amendment No. 2 thereto filed on June 29, 2010, Amendment No. 3 thereto filed on July 21, 2010 and Amendment No. 4 filed on August 11, 2010 (such registration statement, as so amended to its effective date, is hereinafter referred to as the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “1933 Act”).  The Registration Statement was declared effective on August 30, 2010.  As set forth in the Prospectus, the Notes will be issued under and pursuant to the Indenture dated as of January 24, 2013 (as amended and supplemented from time to time, the “Indenture”), between the Trust and U.S. Bank National Association, as indenture trustee.

As such counsel, we have examined copies of the Prospectus and the Indenture, and originals or copies of such other corporate minutes, records, agreements and other instruments of BMW LLC, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of BMW LLC and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the statements contained under the captions “Material Income Tax Consequences” in the Base Prospectus and “Material Income Tax Consequences” in the Prospectus Supplement, insofar as they describe certain provisions of federal law or federal legal conclusions, are correct in all material respects.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Opinions” and “Material Income Tax Consequences” in the Base Prospectus and the headings “Legal Opinions” and “Material Income Tax Consequences” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/s/ Bingham McCutchen llp

Bingham McCutchen llp